UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2019

TARONIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35586	26-0250418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

300 W. Clarendon Avenue, Suite 230

Phoenix, AZ 85013

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 934-3448

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRNX	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2019, Taronis Technologies, Inc. (“Company”) assigned the employment agreements of certain of its executive level employees to Taronis Fuels, Inc. in preparation for the Company’s spin-off of Taronis Fuels, Inc. The assignment of the employment agreements resulted in the voluntary termination of employment of Clinton Rafe Dean as the Chief Operating Officer, Richard Conz as the Executive Vice President of Engineering and Technology Development, and Jack Armstrong as the Executive Vice President of Business Development. Mr. Dean, Mr. Conz and Mr. Armstrong are now employed by Taronis Fuels, Inc. in roles substantially similar to those terminated by virtue of the assignments.

On August 14, 2019, the Company entered into a new employment agreement with Scott Mahoney, by virtue of his existing employment agreement having been assigned to Taronis Fuels, Inc. Mr. Mahoney’s new employment agreement was put into place simultaneously with the assignment of his employment agreement to Taronis Fuels, Inc. and therefore has remained and will continue to serve as the Company’s Chief Executive Officer and President. Under the terms of Mr. Mahoney’s new employment agreement, he will receive base pay of $125,000 per year, paid in the form of the Company’s restricted common stock. Mr. Mahoney will be entitled to receive bonus compensation and adjustments to his compensation, subject to the review and approval of the Compensation Committee of the Board of Directors. Mr. Mahoney has a target bonus of 100% of his annual base salary for the current fiscal year. Mr. Mahoney will be eligible to participate in the Company’s benefits as may be offered from time to time to other similarly situated employees.

On August 14, 2019, the Company entered into a new employment agreement with Timothy Hauck, by virtue of his existing employment agreement having been assigned to Taronis Fuels, Inc. Mr. Hauck’s new employment agreement was put into place simultaneously with the assignment of his employment agreement to Taronis Fuels, Inc. and therefore has remained and will continue to serve as the Company’s interim Chief Financial Officer and Treasurer. Under the terms of Mr. Hauck’s employment agreement, he will receive compensation of $50,000 per year, paid in equal monthly installments, subject to applicable tax withholding. Mr. Hauck will be eligible to participate in the Company’s benefits as may be offered from time to time to other similarly situated employees.

On August 14, 2019, the Company entered into a new employment agreement with Tyler B. Wilson, Esq., by virtue of his existing employment agreement having been assigned to Taronis Fuels, Inc. Mr. Wilson’s new employment agreement was put into place simultaneously with the assignment of his employment agreement to Taronis Fuels, Inc. and therefore has remained and will continue to serve as the Company’s Executive Vice President, Secretary and General Counsel. Under the terms of Mr. Wilson’s employment agreement, he will receive compensation of $75,000 per year, paid in the form of the Company’s restricted common stock. Mr. Wilson will be entitled to receive bonus compensation and adjustments to his compensation, subject to the review and approval of the Compensation Committee of the Board of Directors. Mr. Wilson has a target bonus of 100% of his annual base salary for the current fiscal year. Mr. Wilson will be eligible to participate in the Company’s benefits as may be offered from time to time to other similarly situated employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2019

TARONIS TECHNOLOGIES, INC.

/s/ Scott Mahoney
By:	Scott Mahoney
Its:	Chief Executive Officer